                            M-FOODS INVESTORS, LLC


                               December 21, 2000

Jeffrey M. Shapiro
c/o Michael Foods, Inc.
5353 Wayzata Boulevard
Minneapolis, MN 55416

Dear Mr. Shapiro:


          1. Pursuant to the terms of the Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") among M-Foods Holdings, Inc., a
                            ----------------
Delaware corporation ("Holdings"), Protein Acquisition Corp., a Minnesota
                       --------
corporation and a wholly owned subsidiary of Holdings ("Merger Sub"), and
                                                        ----------
Michael Foods, Inc., a Minnesota corporation (the "Company"), Merger Sub will be
                                                   -------
merged with and into the Company (the "Merger").  Terms not otherwise defined in
                                       ------
this letter agreement shall have the meanings set forth in the Merger Agreement.

          2. You hereby acknowledge that you are the record and beneficial owner of 133,821 shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), and that you hold options exercisable for 106,093.50
      ------------
shares of Common Stock (the "Options") (your owned shares of Common Stock (as
                             -------
such owned shares may be adjusted by any stock dividend, stock split, recapitalization, combination or other similar transaction) are referred to herein as the "Owned Shares" and, your Owned Shares together with any other
               ------------
shares of capital stock of the Company acquired or otherwise obtained by you after the date hereof (including shares of Common Stock issued upon exercise of the Options (as the same may be adjusted as aforesaid)) are referred to herein as the "Subject Shares"). The Owned Shares and the number of shares of Common
        --------------
Stock issued upon exercise of the Options in the amounts set forth in this
Section 2 constitute all of the shares of capital stock of the Company either owned by you or for which you have a right to obtain upon exercise of the Options as of the date hereof. You hereby agree to promptly notify M-Foods Investors, LLC, a Delaware limited liability company ("Investors"), of the
                                                       ---------
number of any additional shares of (or rights to acquire additional shares of) the Company's capital stock acquired or otherwise obtained in any manner by you, if any, after the date hereof.

          3.   By executing this letter agreement, you hereby agree that:

               (a) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of capital stock of the Company, however called, or in connection with any written consent of the holders of capital stock of the Company solicited by the Company Board, you will appear at the meeting or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) such Subject Shares
     (i) in favor of the Merger Agreement and transactions contemplated thereby (including the Merger), (ii) against any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Acquisition Proposal (other than the Merger Agreement and transactions contemplated thereby (including the Merger)) and
     (iii) against any amendment of the Company's articles of incorporation or bylaws, or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, delay, prevent or nullify the Merger Agreement or transactions contemplated thereby (including the Merger);

               (b) you will not, except as contemplated by the terms of this Agreement or the Merger Agreement, (i) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Subject Shares or (ii) take any other action that would in any way restrict, limit, hinder or interfere with the performance by you of your obligations hereunder or the transactions contemplated hereby, or in any way restrict, limit, hinder or interfere with consummation of the transactions contemplated by the Merger Agreement (including the Merger); and

               (c) you hereby grant an irrevocable proxy during the term of this letter agreement to Investors, and hereby constitute and appoint Investors as your attorney-in-fact and proxy, with full power of substitution, for and in your name, place and stead, to vote (by written consent or otherwise) the Subject Shares which you are entitled to vote at any meeting of shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), on the matters and in the manner specified herein. THIS PROXY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. You hereby revoke all previous proxies granted with respect to the Subject Shares, and no subsequent proxy shall be given (and if given or executed, shall not be effective) by you with respect thereto. All authority herein conferred or agreed to be conferred shall survive your death or incapacity.

          4.   You hereby represent and warrant to Investors that:

               (a) you are competent to and have sufficient capacity to execute and deliver this letter agreement and to perform your obligations hereunder and this letter agreement has been duly executed and delivered by you;

               (b) assuming the due execution and delivery of this letter agreement by Investors, this letter agreement constitutes your valid and binding obligation, enforceable against you in accordance with its terms;

               (c) the execution, delivery and performance of this letter agreement by you will not (i) conflict with or violate any law, rule, regulation, ordinance, writ, injunction, judgment or decree applicable to you or by which any of your assets may be bound or affected or (ii) result in any breach of any terms or conditions of, or constitute a default under, any contract, agreement or instrument to which you are a party or by which you are bound;

               (d) the Owned Shares and the certificates representing the Owned Shares are now, and at all times during the term hereof will be, held by you, or by a nominee or custodian for your benefit, and you have good and marketable title to the Owned Shares free and clear of all liens, except for any such liens arising hereunder; and

               (e) you understand and acknowledge that Merger Sub is entering into the Merger Agreement in reliance upon your execution and delivery of this letter agreement.

          5. You further agree that in connection with the consummation of the transactions contemplated by the Merger Agreement (including the Merger), you will execute and deliver to Investors and its subsidiaries that are party thereto (and Investors shall, and shall cause its subsidiaries that are party thereto to, execute and deliver to you) an Option Cancellation Agreement substantially in the form attached hereto as Exhibit 1.
                                             ---------

          6. You hereby waive any rights of appraisal or any dissenter's rights with respect to the Merger that you may have under applicable law.

          7. At the request of Investors, you agree that a legend substantially in the following form may be stamped, printed or typed on your certificates evidencing the Subject Shares:

          "THE VOTING, SALE, ASSIGNMENT, TRANSFER, GIFT, PLEDGE, HYPOTHECATION, ENCUMBRANCE OR DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A VOTING AGREEMENT DATED AS OF DECEMBER 21, 2000, BY AND BETWEEN M-FOODS INVESTORS, LLC AND THE RECORD OWNER HEREOF, COPIES OF WHICH ARE ON FILE AT THE OFFICES OF MICHAEL FOODS, INC."

          8. You hereby represent that you have carefully reviewed this agreement and the Exhibits hereto.

          9. You agree after the date hereof to cooperate with Investors in taking action reasonably necessary to consummate the transactions contemplated by this letter agreement and the Exhibits hereto, including the execution and delivery of ancillary agreements reasonably necessary to effectuate the aforesaid transactions, and to consent to modifications to the Exhibits hereto that do not adversely affect you.

          10. The provisions of this letter agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

          11. This letter agreement may be amended only by a written instrument signed by the parties hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

          12. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

          13. Any suit, action or proceeding with respect to this letter agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Delaware, and the parties hereto hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. The parties hereto hereby irrevocably waive (i) any objections which any of them may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this letter agreement brought in any court of competent jurisdiction in the State of Delaware, (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and (iii) any right to a jury trial.

          14. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, telecopied (with confirmation of receipt), one day after deposit with a reputable overnight delivery service (charges prepaid) and three days after deposit in the U.S. Mail (postage prepaid and return receipt requested) to the address set forth below or such other address as the recipient party has previously delivered notice to the sending party.

               (a)  If to Investors:

                    M-Foods Investors, LLC
                    c/o Vestar Capital Partners IV, L.P.
                    1225 Seventeenth Street
                    Suite 1660
                    Denver, CO 80202
                    Attention:  James P. Kelley
                    Facsimile:  (303) 292-6639
                    and
                    ---

                    c/o Goldner Hawn Johnson & Morrison Incorporated 5250 Wells Fargo Center
                    Minneapolis, MN  55402-4123
                    Attention:  John L. Morrison
                                Michael T. Sweeney
                    Facsimile:  (612) 338-2860

                    with copies to:
                    --------------

                    Vestar Capital Partners IV, L.P.
                    245 Park Avenue
                    41/st/ Floor
                    New York, NY 10167
                    Attention:  General Counsel
                    Facsimile:  (212) 808-4922

                    and
                    ---

                    Kirkland & Ellis
                    200 East Randolph Drive
                    Chicago, IL 60601
                    Attention:  Stephen L. Ritchie
                    Facsimile:  (312) 861-2200

                    and
                    ---

                    Faegre & Benson
                    2200 Wells Fargo Center
                    90 South Seventh Street
                    Minneapolis, MN 55402-3901
                    Attention:  Bruce M. Engler
                    Facsimile:  (612) 336-3026

               (b) If to you, to the address shown beneath your name on the signature page attached hereto with copies to:

                    Skadden, Arps, Slate, Meagher & Flom LLP
                    Four Times Square
                    New York, NY 10036
                    Attention:  Eric L. Cochran
                    Facsimile:  (212) 735-2000

          15. This letter agreement and the Exhibits hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This letter agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

          16. This letter agreement may be executed in separate counterparts (including by means of telecopied signature pages), and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          17. You acknowledge and agree that a violation of any of the terms of this letter agreement will cause Investors and its subsidiaries irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that Investors shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this letter agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.

          18. Your rights and remedies and the rights and remedies of Investors and its subsidiaries under this letter agreement shall be cumulative and not exclusive of any rights or remedies which any of them would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by any party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party's other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this letter agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

          19. You acknowledge and agree that if Holdings receives an Expense Payment (as defined in the Merger Agreement) in connection with a termination of the Merger Agreement in accordance with its terms, Investors agrees that it shall cause Holdings to reimburse the Executive Group (as defined below) for all Management Transaction Expenses (as defined below); provided, however, that in
                                                     --------  -------
no event shall Holdings be obligated to reimburse the Executive Group for Management Transaction Expenses to the extent that Expense Payments received by Holdings do not fully reimburse Holdings and its affiliates for all Buyer Transaction Expenses (as defined below). For purposes of clarity and by way of example, if Holdings incurs $5 million of Buyer Transaction Expenses, and if Holdings receives Expense Payments pursuant to the Merger Agreement totaling $2 million, Holdings shall only be obligated to reimburse the Executive Group for 40% ($2 million / $5 million) of all Management Transaction Expenses. The term "Executive Group" shall mean you and the other executives executing similar
 ---------------
letter agreements as of the date hereof. The term "Management Transaction
                                                   ----------------------
Expenses" shall mean fees and expenses payable to Skadden, Arps, Slate, Meagher
--------
& Flom for legal fees incurred by the Executive Group in connection with the execution and negotiation of this letter and the transactions contemplated hereby. The term "Buyer Transaction
                   -----------------

Expenses" shall mean the out-of-pocket expenses and fees incurred by Holdings
--------
and its affiliates in connection with the transactions contemplated by the Merger Agreement, including but not limited to, fees payable to banks, investment banking firms and other financial institutions, and their respective agents and counsel, and fees of counsel, accountants, financial printers, advisors, experts and consultants to Holdings and its affiliates. Investors agrees that it shall cause Holdings or its subsidiaries to reimburse the Executive Group for Management Transaction Expenses if the transactions contemplated by the Merger Agreement are consummated.

          20. This letter agreement shall terminate, and be of no further force or effect, automatically without any further action on the part of any parties hereto, upon the earlier to occur of (i) a termination of the Merger Agreement in accordance with its terms for any reason, (ii) the execution of an amendment to the Merger Agreement that (A) materially and adversely affects your economic interest in the transactions contemplated hereby, and (B) was not approved by Gregg Ostrander and (iii) July 31, 2001. Nothing herein shall relieve any party from liability for any breach of this letter agreement occurring prior to such termination.

                                        Very truly yours,

                                        M-FOODS INVESTORS, LLC


                                        By:  /s/ Jack M. Feder
                                             --------------------------------
                                             Name: Jack M. Feder
                                             Title: Secretary


Agreed and accepted as of the
date first written above:


 /s/ Jeffrey M. Shapiro
---------------------------------
Jeffrey M. Shapiro
c/o Michael Foods, Inc.
5353 Wayzata Boulevard
Suite 324
Minneapolis, MN 55416

                               CONSENT OF SPOUSE

          I, Nanci Shapiro, hereby acknowledge that I have read the foregoing letter agreement (the "Agreement") and that I understand its contents. I agree
                       ---------
that my spouse's interest in the common stock of Michael Foods, Inc. is subject to the Agreement and any interest I may have in such common stock shall also be irrevocably bound by the Agreement and, further, that my community property interest in such common stock, if any, shall be similarly bound by the Agreement.

          I am aware that the legal, financial and other matters contained in the Agreement are complex and that I am encouraged to seek advice with respect thereto from independent legal counsel and/or financial advisors. I have either sought such advice or determined after carefully reviewing the Agreement that I hereby waive such right.

                              Acknowledged and agreed this 21/st/ day of December, 2000.

                                        /s/ Nanci Shapiro
                              --------------------------------------------------


                              Name:         Nanci Shapiro
                                    --------------------------------------------


                                        /s/ Carole A. Leonard
                              --------------------------------------------------
                                            Witness

                                                                       EXHIBIT 1

                                                            [K&E Draft 12/21/00]

                         OPTION CANCELLATION AGREEMENT

          This Option Cancellation Agreement (the "Agreement") is made as of
                                                   ---------
_____________, 2001, by and between Michael Foods, Inc., a Minnesota corporation (the "Company"), and the individual whose name appears on the signature page
      -------
hereto (the "Optionee").
             --------

                            PRELIMINARY STATEMENTS:

          Pursuant to that certain Agreement and Plan of Merger (the "Merger
                                                                      ------
Agreement"), dated as of December 21, 2000, by and among the Company, M-Foods
---------
Holdings, Inc., a Delaware corporation ("Holdings"), and Protein Acquisition
                                         --------
Corp., a Minnesota corporation and a wholly owned subsidiary of Holdings ("Merger Sub"), Merger Sub shall be merged with and into the Company (the
  ----------
"Merger") at the Effective Time, and, by virtue of such Merger, each issued and
 ------
outstanding share of the Company's common stock, par value $0.01 per share (the "Company Common Stock"), issued and outstanding at the Effective Time (other
 --------------------
than shares owned by Merger Sub or the Company, or Dissenting Shares) will be converted into the right to receive the Price Per Share. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.

          Pursuant to the Company's 1987 Non-Qualified Stock Option Plan, as amended and 1997 Stock Incentive Plan, as amended (collectively, the "Option
                                                                      ------
Plan"), the Company has heretofore granted to the Optionee options (the
----
"Options") to purchase that number of shares of Company Common Stock set forth
 -------
on the signature page hereto opposite the caption "Number of Shares Subject to Options."

          In connection with the consummation of the transactions contemplated under the Merger Agreement, the Company has offered, and the Optionee desires to accept, the consideration described below in exchange for the Optionee's consent to allow the Company to cancel all of the Optionee's Options (the "Cancelled
                                                                   ---------
Options"), such Options having the per share exercise price(s) set forth on the
-------
signature page hereto opposite the caption "Exercise Price Per Share of the Cancelled Options" (the "Exercise Price").
                         --------------

          In consideration for such cancellations, with respect to the Cancelled Options, the Company desires to pay to the Optionee an aggregate amount equal to the sum of the products of (i) the excess, if any, of the Price Per Share over the Exercise Price of such Cancelled Options multiplied by (ii) the number of shares of Company Common Stock for which such particular Cancelled Options relate that have not theretofore been exercised, without interest (the "Cancellation Payment"), such amount set forth on the signature page hereto
---------------------
opposite the caption "Cancellation Payment."

                                  AGREEMENT:

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.   Cancellation.  The Optionee hereby agrees to cancel and surrender
               ------------
all of the Optionee's rights under the Cancelled Options effective on the date of the consummation of the Merger, and the Company hereby agrees to pay to the Optionee on the date of the consummation of the Merger, the Cancellation Payment. Notwithstanding the foregoing, the Company shall be entitled to withhold from the Optionee the amount of any withholding tax due in connection with such Cancellation Payment.

          2.   Optionee's Representation, Warranties, and Covenants.  As a
               ----------------------------------------------------
material inducement to the Company to enter into this Agreement and make the Cancellation Payment, the Optionee hereby represents, warrants, and covenants to the Company that:

          (a)  Capital Stock and Related Matters.  Other than pursuant to the
               ---------------------------------
Options, the Optionee has no right, title or interest in any other securities convertible or exchangeable for any shares of the Company's capital stock, and the Optionee does not have any right, title or interest in any rights or options to subscribe for or to purchase the Company's capital stock or any stock or securities convertible into or exchangeable for the Company's capital stock. The Optionee owns the Options, free and clear of all pledges, security interests, liens, claims, encumbrances, agreements, rights of first refusal and options of any kind whatsoever, other than such restrictions arising under the Securities Act of 1933, as amended, state securities laws or any of the documents and other agreements executed as of the date hereof in connection with the consummation of the Merger.

          (b)  Authorization; No Breach.  This Agreement has been duly executed
               ------------------------
and delivered by the Optionee. This Agreement constitutes a valid and binding obligation of the Optionee, enforceable in accordance with its terms. To the best of the Optionee's knowledge, the execution and delivery by the Optionee of this Agreement and compliance with the terms hereof by the Optionee, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, any law, statute, rule or regulation to which the Optionee is subject, or any agreement, instrument, order, judgment or decree to which the Optionee is a party or by which it is bound. If the Optionee is married and the Cancelled Options of such Optionee constitute community property or otherwise need spousal or other approval to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by such Optionee's spouse, enforceable against such spouse in accordance with its terms.

          3.   Indemnification.  The Optionee shall indemnify, defend and hold
               ---------------
harmless the Company from and against any and all claims, losses, liabilities, costs, expenses, obligations and damages incurred or paid by the Company that would not have been sustained, incurred or paid if all of the representations and warranties set forth in Section 2 hereof had been true and correct;

provided, however, that the Optionee shall not be obligated to indemnify the
--------  -------
Company for any amounts in excess of the Cancellation Payment.

          4.   Release and Waiver.  The Optionee does hereby forever release,
               ------------------
discharge and acquit the Company from all claims, demands, obligations and liabilities, whensoever arising out of, connected with or relating to, the Cancelled Options and the cancellation thereof; provided, however, that such
                                                ------------------
release and waiver does not extend to claims, demands, obligations and liabilities arising out of this Agreement.

          5.   General Provisions.
               ------------------

          (a)  Severability.  Whenever possible, each provision of this
               ------------
Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          (b)  Complete Agreement.  This Agreement, those documents expressly
               ------------------
referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          (c)  Counterparts.  This Agreement may be executed in separate
               ------------
counterparts (including by means of telecopied signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          (d)  Successors and Assigns.  Except as otherwise provided herein,
               ----------------------
this Agreement shall bind and inure to the benefit of and be enforceable by the Optionee, the Company and their respective successors and assigns; provided that the rights and obligations of the Optionee under this Agreement shall not be assignable without the prior written consent of the Company.

          (e)  Choice of Law.  The corporate law of the State of Delaware will
               -------------
govern all questions concerning the relative rights of the Company and the Optionee. All other questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

          (f)  Remedies.  Each of the parties to this Agreement will be entitled
               --------
to enforce its rights under this Agreement specifically, to recover damages and costs (including attorneys' fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

          (g)  Amendment and Waiver.  The provisions of this Agreement may be
               --------------------
amended and waived only with the prior written consent of the Company and the Optionee.

                                     *****

          IN WITNESS WHEREOF, the parties hereto have executed this Option Cancellation Agreement on the date first written above.


                                        MICHAEL FOODS, INC.

                                        By______________________________________
                                        Its_____________________________________


                                        OPTIONEE

                                        ________________________________________
                                        Signature of Optionee

                                        Jeffrey Shapiro
                                        ----------------------------------------

                                        Name of Optionee


                                        OPTIONEE'S SPOUSE

                                        ________________________________________
                                        Signature of Optionee's Spouse

                                        ________________________________________
                                        Name of Optionee's Spouse

Number of Shares Subject to Options:
(identified by applicable grant date(s) and Option Plan(s))

             Option Date                  Plan/Type         Outstanding
             -----------                  ---------         -----------

              2/26/1991                    1987/NQ           10,093.50
              1/11/1993                    1987/NQ            5,000.00
              1/3/1995                     1987/NQ           15,000.00
              2/20/1996                    1987/NQ            3,000.00
              3/17/1997                    1987/NQ           10,000.00
              3/3/1998                     1997/NQ           24,000.00
              2/25/1999                    1997/NQ            6,000.00
              2/25/1999                    1997/NQ           11,000.00
              2/22/2000                    1997/NQ            3,000.00
              2/24/2000                    1997/NQ           19,000.00

Number of Options to be Cancelled:                               106,093.50
                                                                 ----------

Exercise Price Per Share of the Cancelled Options:
(identified by applicable grant date(s) and Option Plan(s))


             Option Date                   Plan/Type           Price
             -----------                   ---------           -----

              2/26/1991                     1987/NQ           $17.833
              1/11/1993                     1987/NQ           $10.125
              1/3/1995                      1987/NQ           $10.000
              2/20/1996                     1987/NQ           $11.125
              3/17/1997                     1987/NQ           $11.000
              3/3/1998                      1997/NQ           $25.000
              2/25/1999                     1997/NQ           $18.625
              2/25/1999                     1997/NQ           $22.688
              2/22/2000                     1997/NQ           $21.438
              2/24/2000                     1997/NQ           $21.438

Cancellation Payment:                                            $1,236,462.96